Exhibit 10.41

Amendment #5

This Amendment #5 (hereinafter this "Amendment") is between Lucent Technologies Inc. ("Lucent") and mPhase Technologies, Inc. ("Company"). Lucent and Company are sometimes referred to herein individually as a "Party" or collectively as the "Parties." This Amendment is effective on April 28, 2007 ("Amendment Effective Date").

Whereas, Lucent and Company executed a certain Development Agreement, effective February 3, 2004, relating to micro-power source arrays fabricated using nano-textured, superhydrophobic materials, as amended by Amendment #1 effective February 5, 2004, Amendment #2 of March 9, 2005, Amendment #3 of May 19, 2006, and Amendment #4 effective February 3, 2007 (such certain Development Agreement and Amendments #1-4 collectively the "Agreement");

Whereas the Parties wish to amend the Agreement so as to encompass additional work as set forth in the Statement of Work attached hereto as Appendix A for which Company will make additional payments to Lucent and which payments are to be made in advance of Lucent performing under any SOW;

Whereas Company and Lucent each desire to permit assignment by Company to a subsidiary of it, an entity proposed to be AlwaysReady Inc., a New Jersey corporation ("AlwaysReady"), of the Agreement (including this concurrently executed Amendment #5) in accordance with the terms of this Amendment,

Whereas the Parties desire to amend certain other provisions of the Agreement as specified herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and with terms defined in the Agreement having the same meaning herein, the Parties agree as follows:

1. The Agreement shall remain in full force and effect except as specifically modified herein.

2. Subject to payment by Company to Lucent of the amount specified herein, Lucent and Company agree that, during the period beginning on April 28, 2007 and ending on July 31, 2007, Lucent shall perform the work described in the Statement of Work attached hereto as Appendix A under the terms of the Agreement.

3. In consideration of such work, Company agrees to pay to Lucent on or before the execution of this Amendment by Company, a non-refundable payment of three hundred thousand dollars ($300,000) for work performed from the Amendment Effective Date through July 31, 2007 as described in the Statement of Work attached hereto as Appendix A.

Additional development work may be added to the Development Project by written agreement of the Parties pursuant to additional Statements of Work being appended to the Agreement for which additional fees will be charged. The License Term is not modified by this Amendment.

4. At the end of Section 3.01(a), add the following:

Notwithstanding the foregoing in this Section 3.01(a), in the event of non-payment by Company of any fee for any Statement of Work or other development work under the Agreement, if such non-payment continues for more than ten (10) days after Lucent sent notice thereof, Lucent may, at its sole discretion, immediately terminate work on the Development Project and may, at its sole discretion, immediately terminate the Agreement, and any such termination shall not relieve Company of its payment obligations. Notwithstanding Section 5.06(a), such notice may be in the form of e-mail. Company understands and agrees that in the event (i) work is terminated on the Development Project for Company's failure to pay, and (ii) thereafter both Company and Lucent, each at their sole option and discretion, desire that Lucent resume work on the Development Project, then Lucent may charge Company a start-up fee in addition to any payments owed which payments and start up fee must be paid in full by a date specified by Lucent.

5. Replace Section 3.01(b) in its entirety with the following:

The Parties will conduct quarterly progress meetings to review the status of the Development Project, the then current Statement of Work and any proposed changes, modifications or clarifications thereto, expected future activities under this Agreement, and such other matters related to the Development Project as either Party may desire to discuss. The quarterly progress meetings should be held no less than fourteen (14) days before either (i) the date any further payment from Company is due to Lucent under the Agreement or (ii) the end of the Development Project. Each Statement of Work will specify mutually agreeable dates for the quarterly progress meetings. All quarterly progress meetings will be held at Lucent Technologies Murray Hill, New Jersey location during normal business hours. The time and room number of the meeting will be communicated prior to the meeting date. Company may terminate the Development Project for convenience, by written notice received by Lucent within ten (10) days after the date specified in the Statement of Work for a quarterly progress meeting, regardless of whether such meeting is held, and provided such termination is prior to the first commercial sale of a Licensed Product by Company.

6. Insert new Section 3.01(c) as follows:

Upon termination pursuant to Section 3.01(b), Lucent will cease all further work on the Development Project, and Company shall be relieved of its obligation to make future payments of the fees for the Development Project otherwise due to

Lucent in accordance with the Agreement. Lucent shall be entitled to retain (or be paid) all payments that were paid, or became due, prior to receipt of the termination notice. If Company does not give Lucent such notice within the time period set forth in Section 3.01(b) above, then Company will be deemed to have agreed it is satisfied with the progress of the Development Project, and further payments shall become due in accordance with this Agreement. If the Agreement is terminated pursuant to Section 3.01(b) or 3.01(d), the Parties shall meet to agree on a commercially reasonable wind up of the Development Project, including but not limited to delivery of completed (or partial) deliverables, and payment to Lucent for non-refundable costs and expenses incurred.

7. Insert new Section 3.01(d) as follows:

Lucent may terminate the Development Project for convenience upon thirty (30) days written notice to Company. Subject to Section 3.02, in the event of such termination, Lucent's liability shall be limited to a prorated refund to Company of any development fees actually paid by Company to Lucent for the Development Project for the two (2) month period immediately preceding the termination.

8. Replace Section 3.02 in its entirety with the following:

The rights and obligations of Lucent and Company in Sections 2.01 through 2.06, 4.01, 4.02, 4.03, 4.04, 5.01(a), 5.01(b), 5.09, 5.10 and 5.11, shall survive and continue after any such termination of this Agreement.

9. Company understands and agrees that Lucent will not be required to undertake any work described in the Statement of Work in Appendix A unless and until full payment is received by Lucent under Section 3.

10. Subject to the provisions of this Section 10, Lucent consents to the assignment of the Agreement (including all rights and obligations therein, except as provided in this Section 10) by Company to AlwaysReady with AlwaysReady deemed substituted for Company as the Party thereto, effective upon such assignment. Lucent's consent is conditioned upon all of the following: (i) assignment to AlwaysReady must be effected on or before July 31, 2007 with evidence thereof promptly furnished to Lucent, (ii) on and subsequent to the effective date of such assignment, Company agrees to be jointly and severally liable together with AlwaysReady for all amounts due to be paid by AlwaysReady to Lucent under the Agreement until such time as Lucent, in its sole discretion, deems AlwaysReady creditworthy.

11. Nothing herein shall be construed as a waiver of the rights or remedies of either Party to this Agreement.

MPHASE TECHNOLOGIES, INC.	LUCENT TECHNOLOGIES INC.
By: [signature]	By: [signature]
Name: Ronald A. Durando	Name: Alice E. White
Title: President	Title: VP, Research
Date: May 30, 2007	Date: 5/31/07
	By: [signature]
	Name: Donald P. Dinella
	Title: Vice President, Licensing
	Date: 04-June-2007

Appendix A
Statement of Work

In the time period beginning April 28, 2007 and ending on July 31, 2007, the Parties will engage in the following two tasks:

Task 1

- mPhase to provide specific component requirements and specifications for samples of nanostructured battery components.
- Lucent to agree to specific component requirements and specifications for samples of nanostructured battery components prior to commencing any fabrication activities.
- Lucent to provide a small number (<=3) of mutually agreed upon mechanical engineering samples of nanostructured battery components.

Task 2

- mPhase and Lucent, each in its sole discretion, may engage jointly with a 3rd party or parties to discuss information pertaining to nanostructured battery technology.
- Prior to any joint discussions with any 3rd party, mPhase and Lucent will execute a multilateral non-disclosure agreement with such 3rd party.

The quarterly progress meeting is scheduled for Tuesday July 17, 2007.